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                                                                   EXHIBIT 3.2.3



                            CERTIFICATE OF SECRETARY

I, RICHARD L. LIONBERGER, Secretary of Diamond Offshore Drilling, Inc. (the "Company") do certify that at a duly called meeting of the Board of Directors of the Company held on 31 March 1998 at which a quorum was present, the following resolutions were adopted:

     WHEREAS, it has been proposed that the By-Laws of the Company be amended as hereinafter set forth; and

     WHEREAS, the Board of Directors is expressly authorized by the Company's Restated Certificate of Incorporation to amend, alter, change, adopt or repeal the By-Laws of the Company;

     NOW THEREFORE, BE IT

     RESOLVED, that Article V, Section 1 of the By-Laws be, and the same hereby is, amended to read in its entirety as follows:

         "Section 1. Election and Qualifications. The Board of Directors shall elect the officers of the Company, which shall include a Chief Executive Officer, a Chief Financial Officer, a President and a Secretary, and may include, by election or appointment, a Chief Operating Officer, one or more Vice Presidents (any one or more of whom may be given an additional designation of rank or function), a Controller, a Treasurer and such Assistant Treasurers, Assistant Controllers, Assistant Secretaries, and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors or (except in the case of the Chief Executive Officer) the President. Any two or more offices may be held by the same person except the offices of President and Secretary.";

     and further

     RESOLVED, that Article V, Section 5 of the By-Laws be, and the same hereby is, amended to read in its entirety as follows:

         "Section 5. (a) Chief Executive Officer. The Chief Executive Officer of the Company shall have such duties as customarily pertain to that office; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 1 of this Article V; and may execute and deliver in the name of the Company powers of attorney, contracts, bonds and other obligations and instruments.
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          (b) President. The President of the Company shall have general management and supervision of the property, business and affairs of the Company and over its other officers (other than the Chief Executive Officer); may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 1 of this Article V; and may execute and deliver in the name of the Company powers of attorney, contracts, bonds and other obligations and instruments.

          (c) Chief Operating Officer. The Chief Operating Officer of the Company shall in general have all duties incident to such position, including, without limitation, general management and supervision of the operational affairs of the Company and the supervision and assignment of the duties of all other operational officers and personnel employed by the Company, and shall have such other duties as may be assigned by the Board of Directors or the President.";

     and further

     RESOLVED, that except as amended herein, the By-Laws shall remain in full force and effect.


I do further certify that the above resolutions have not been amended, rescinded or repealed and are in full force and effect as of the date hereof.


WITNESS, my hand and the seal of the Company, this 31st day of March, 1998.



                                               /s/ RICHARD L. LIONBERGER
                                               --------------------------------
                                               Richard L. Lionberger, Secretary